Exhibit 99.1

News Release

LCA-Vision First Quarter Results Feature Positive Cash Flow from Operations,
Reduced Operating Loss, and Improvements in Key Conversion Metrics

CINCINNATI (April 27, 2010) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three months ended March 31, 2010.

First Quarter 2010 Operational and Financial Results (all comparisons are with the first quarter of 2009)
▪	Revenues were $34.0 million compared with $47.9 million; adjusted revenues were $32.3 million compared with $44.9 million.
▪	Procedure volume was 19,066 procedures (62 vision centers) compared with 27,859 reported procedures (75 vision centers) and 25,491 same-store procedures.
▪	Same-store revenues (62 vision centers) decreased 23.1%; adjusted same-store revenues decreased 21.6%.
▪
Operating loss was $0.7 million compared with operating loss of $4.2 million; adjusted operating loss was $2.2 million compared with adjusted operating loss of $6.9 million.  Operating loss and adjusted operating loss for the first quarter of 2010 reflected a $1.3 million gain on the sale of equipment and a $0.3 million restructuring expense.  Operating loss and adjusted operating loss for the first quarter of 2009 included a $0.9 million restructuring expense and $0.8 million in consent revocation expenses.

▪	Net loss was $0.6 million, or $0.03 per share, compared with net loss of $2.8 million, or $0.15 per share.
▪	Cash and investments totaled $56.3 million as of March 31, 2010, compared with $54.6 million as of December 31, 2009.

Since the first quarter of 2007, LCA-Vision has provided both adjusted revenues and operating losses as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties.  A reconciliation of revenues and operating losses as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release.  Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“Our procedure volume and operating results continue to be adversely affected by the general economic slowdown and associated decline in consumer confidence levels and high-end discretionary expenditures for many consumers,” said LCA-Vision Chief Financial Officer Michael J. Celebrezze.  “Despite the difficult environment, we are reporting positive operating cash flow, and a reduction in year-over-year operating loss, due mainly to previously announced measures to conserve cash and reduce expenses to better align our operations with current market demand.  Our cash and investment balances increased by $1.7 million since December 31, 2009, totaling $56 million as of March 31, 2010.  As a result of our previously announced tax refund expected in June, we expect positive cash flow for the second quarter.

“Procedure volume was positively impacted by seasonality; however, severe inclement weather, particularly on the East Coast, had a negative effect on our business in the first quarter.  Our managed care business remained strong, but the growing contribution from managed care negatively affected price per procedure,” he added.

Chief Operating Officer David L. Thomas commented, “We are encouraged by year-over-year and sequential-quarter increases in our appointment show rate and treatment show rate, and sequential-quarter improvement in our conversion rate.  We attribute these improvements in conversion metrics primarily to patient acquisition and operations efficiency measures.  Marketing spend per procedure was reduced to $413, from $468 a year ago and $493 in the 2009 fourth quarter.  We held quarterly marketing expenses to $7.9 million as we attempted to match spending with perceived consumer demand.  We are continuing to revamp our marketing programs to drive procedure volume.  To encourage increased traffic, we are offering a network-wide 15% discount on procedures during the second quarter, while our marketing plans are being finalized.”

Near-term Financial Outlook
LCA-Vision intends to continue to manage cash flow conservatively in 2010.  The company affirmed its plans and outlook for the year, as follows:
▪	The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo new center opening program when market conditions improve.
▪	The company will continue to manage general and administrative expenses aggressively, which it expects will decline slightly in 2010 from 2009 levels.
▪	The company expects direct costs per center to decline slightly in 2010 from 2009.
▪	The company expects marketing and advertising spend for the 2010 second quarter to range from $6.5 million to $7.5 million.
▪	The company expects capital expenditures of $1.2 million in 2010 for vision center renovations and equipment replacement.
▪	The company expects to receive a federal tax refund of $10 million to $11 million in the 2010 second quarter.
▪	The company anticipates an effective tax rate of approximately 1% for 2010 due to a full valuation allowance on net deferred tax assets.

As a result of aggressive efforts to reduce costs, the number of procedures per vision center required to reach breakeven has declined to 95 per month.  LCA-Vision estimates the number of procedures companywide required for breakeven cash flow, excluding any tax refunds and after capital expenditures and debt service, to be approximately 95,000 per year.  The company believes that it has sufficient cash and investments to fund its business beyond 2012 if it performs at least 65,000 procedures annually.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (United States and Canada) or 706-643-6246 (international callers).  The webcast will be available at the investor relations section of LCA-Vision’s website.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 800-642-1687 (United States and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 628 511 18.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties.  The forward-looking statements in this release are based on information available to us as of the date hereof.  Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business.  In addition to the risk factors discussed in our Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with our business, including, without limitation, the successful execution of marketing strategies cost effectively to drive patients to our vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; our ability to attract new patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; our ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings, which will in turn depend on a number of factors, including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the FDA’s advisory board on ophthalmic devices is currently reviewing concerns about post-LASIK quality of life matters, and the FDA has planned a major new study on LASIK outcomes and quality of life that is expected to end in 2012.  The FDA or another agency could take legal or regulatory action against us or others in the laser vision correction industry.  The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK.  In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.  Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 62 LasikPlus® fixed-site laser vision correction centers in 29 states and 45 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment; Building Relationships for a Lifetime.

For Additional Information
Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands except per share data)

	Three months ended March 31,
	2010	2009

Revenues - Laser refractive surgery	$34,013	$47,921

Operating costs and expenses
Medical professional and license fees	8,337	10,776
Direct costs of services	13,114	17,816
General and administrative expenses	3,789	4,418
Marketing and advertising	7,867	13,026
Depreciation	2,542	4,358
Consent revocation solicitation charges	-	804
Restructuring charges	338	916
Other, net	-	(14)
	35,987	52,100
Gain on sale of assets	1,293	2

Operating loss	(681)	(4,177)

Equity in earnings from unconsolidated businesses	25	27
Net investment income (loss)	151	(177)

Loss before taxes on income	(505)	(4,327)

Income tax expense (benefit)	59	(1,483)

Net loss	$(564)	$(2,844)

Loss per common share
Basic	$(0.03)	$(0.15)
Diluted	$(0.03)	$(0.15)

Weighted average shares outstanding
Basic	18,633	18,561
Diluted	18,633	18,561

LCA-Vision Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$17,778	$24,049
Short-term investments	36,488	28,455
Patient receivables, net of allowance for doubtful accounts of $2,104 and $1,645	3,863	4,562
Other accounts receivable	3,165	2,002
Assets held for sale	405	1,031
Prepaid professional fees	571	615
Prepaid income taxes	12,090	12,270
Deferred compensation plan assets	-	400
Prepaid expenses and other	4,053	5,582

Total current assets	78,413	78,966

Property and equipment	79,860	79,993
Accumulated depreciation and amortization	(56,381)	(53,995)
Property and equipment, net	23,479	25,998

Long-term investments	2,078	2,090
Patient receivables, net of allowance for doubtful accounts of $586 and $1,674	681	854
Investment in unconsolidated businesses	167	137
Other assets	4,466	4,590

Total assets	$109,284	$112,635

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$8,537	$6,504
Accrued liabilities and other	11,800	11,581
Deferred revenue	5,707	6,151
Deferred compensation liability	-	400
Debt obligations maturing in one year	3,557	3,998

Total current liabilities	29,601	28,634

Long-term rent obligations and other	2,247	2,395
Long-term debt obligations (less current portion)	7,502	9,145
Insurance reserve	8,603	9,154
Deferred license fee	4,087	4,428
Deferred revenue	6,583	7,852

Stockholders' Investment
Common stock ($.001 par value; 25,291,637 and 25,287,387 shares and
18,663,421 and 18,619,185 shares issued and outstanding, respectively)	25	25
Contributed capital	174,515	174,325
Common stock in treasury, at cost (6,628,216 shares and 6,668,202 shares)	(114,394)	(114,668)
Retained deficit	(10,760)	(9,729)
Accumulated other comprehensive income	1,275	1,074
Total stockholders' investment	50,661	51,027

Total liabilities and stockholders' investment	$109,284	$112,635

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three months ended March 31,
	2010	2009

Cash flow from operating activities:
Net loss	$(564)	$(2,844)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,542	4,358
Provision for loss on doubtful accounts	828	1,175
Loss on investments	-	365
Impairment charges	-	872
Gain on sale of assets	(1,293)	(2)
Deferred income taxes	-	(136)
Stock-based compensation	176	(8)
Insurance reserve	(551)	167
Equity in earnings of unconsolidated affiliates	(25)	(27)
Changes in operating assets and liabilities:
Patient accounts receivable	44	286
Other accounts receivable	(368)	(1,327)
Prepaid income taxes	180	1,399
Prepaid expenses and other	1,529	(72)
Accounts payable	2,033	1,109
Deferred revenue, net of professional fees	(1,542)	(2,753)
Accrued liabilities and other	56	4,769

Net cash provided by operations	3,045	7,331

Cash flow from investing activities:
Purchases of property and equipment	(20)	(157)
Proceeds from sale of assets held for sale	1,124	-
Purchases of investment securities	(81,771)	(81,478)
Proceeds from sale of investment securities	73,752	81,841
Other, net	(65)	(206)

Net cash used in investing activities	(6,980)	-

Cash flow from financing activities:
Principal payments of capital lease obligations and loan	(2,084)	(1,853)
Shares repurchased for treasury stock	(192)	(36)
Exercise of stock options	14	-

Net cash used in financing activities	(2,262)	(1,889)

Net effect of exchange rate changes on cash and cash equivalents	(74)	124

(Decrease) increase in cash and cash equivalents	(6,271)	5,566

Cash and cash equivalents at beginning of period	24,049	23,648

Cash and cash equivalents at end of period	$17,778	$29,214

LCA-Vision Inc.
Effect of the Change in Accounting for Deferred Revenues on Financial Results
(Dollars in thousands)
(Unaudited)

To supplement its Condensed Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income.  Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended March 31,
	2010	2009
Revenues

Reported U.S. GAAP	$34,013	$47,921
Adjustments
Amortization of prior deferred revenue	(1,713)	(3,059)
Adjusted revenues	$32,300	$44,862

Operating Loss

Reported U.S. GAAP	$(681)	$(4,177)
Adjustments
Amortization of prior deferred revenue	(1,713)	(3,059)
Amortization of prior professional fees	171	306
Adjusted operating loss	$(2,223)	$(6,930)

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